Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(Hilton Garden Inn Providence, Rhode Island)

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement” or “Contract”), is made as of the 14th day of January, 2020 (the “Effective Date”), by, between and among the persons and entities signing this Agreement below under the heading “Sellers” (each being referred to individually as “Seller,” and collectively as “Sellers”), and The Procaccianti Group, LLC, a Rhode Island limited liability company (“Purchaser”).

RECITALS:

WHEREAS, Sellers are parties to that certain Amended and Restated Operating Agreement dated as of June __, 2015 (the “LLC Agreement”) with respect to Gano Holdings, LLC, a Rhode Island limited liability company (hereinafter the “Company”); and

WHEREAS, Sellers are all of the members of the Company; and

WHEREAS, the Company is the owner of the land, buildings and other improvements comprising that certain hotel known as the Hilton Garden Inn Providence located at 220 India Street, Providence, Rhode Island 02903 and being more particularly described in Exhibit A attached hereto (the “Property”),

WHEREAS, Purchaser desires to acquire all of the membership interests in the Company from Sellers upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

SALE OF THE PROPERTY

1.1           Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Sellers agree to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase from the Sellers, all (i.e. 100%) of the outstanding membership interests in the Company (collectively referred to as the “Interests”).

ARTICLE 2

CONSIDERATION

2.1           Purchase Price.

2.1.1     The purchase price (“Purchase Price”) for the Interests is TWENTY EIGHT MILLION FIVE HUNDRED THOUSAND AND 00/100 Dollars ($28,500,000.00), which shall be payable by Purchaser to Sellers at Closing (subject to prorations and other credits provided for in this Contract) in immediately available funds to an account designated by Sellers at least two Business Days prior to Closing.

2.1.2      At Purchaser’s election, Seller and Purchaser hereby agree to reasonably cooperate with each other in arranging for the liens securing the Existing Mortgage Loan to be assigned to Purchaser’s lender or other designee, and in the event of such assignment, Purchaser shall purchase the Property subject to the liens securing the Existing Mortgage Loan, as so assigned. Due to the assignment of the liens securing the Existing Mortgage Loan (A) the Balance of the Purchase Price will be decreased by the outstanding balance of all amounts payable under the Existing Mortgage Loan as of the Closing Date, (B) the liens securing the Existing Mortgage Loan (as the same may be amended and assigned) will be deemed approved by Purchaser and to be Permitted Exceptions, (C) the Property will be conveyed subject to such liens as the same may be amended and assigned, and (D) Seller cause the lender under the Existing Mortgage Loan to assign the liens securing the Existing Mortgage Loan to any lender providing financing to Purchaser, which such lender shall be designated by Purchaser within ten (10) Business Days of Closing; provided, however that if for any reason such liens cannot be assigned, then not withstanding anything to the contrary herein, the Property will be conveyed free and clear of such liens and the foregoing provisions of this Section 2.1.2 shall not apply.

2.2  Earnest Money. Within two (2) Business Days following the execution of this Contract by both Sellers and Purchaser, Purchaser shall deposit with First American Title Insurance Company (the “Title Company”), the sum of Five Hundred Thousand and 00/100 Dollars ($500,000) (the “Initial Deposit”) in good funds. No later than two (2) Business Days following the end of the Inspection Period (as hereinafter defined) (provided that this Contract is not sooner terminated in accordance with the terms hereof), Purchaser shall deposit with the Title Company an additional Five Hundred Thousand and 00/100 Dollars ($500,000) (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”). Should Purchaser fail to make the Initial Deposit or the Additional Deposit, if any when due, this Contract shall automatically terminate, whereupon the Title Company shall return to Sellers all executed originals of this Contract then in its possession and Sellers and Purchaser shall have no further rights, liabilities or obligations hereunder except as expressly set forth herein. The Title Company shall deposit the Deposit in an non-interest bearing account maintained at a federally insured bank or savings and loan association, in such a manner that the entire Deposit is, to the extent feasible, protected by federal deposit insurance. To facilitate the timely deposit of such funds, Purchaser hereby represents, warrants, covenants and agrees with Sellers and the Title Company that Purchaser's federal taxpayer identification number is 45-2480908 and that it will promptly execute such documentation as the Title Company may reasonably require to enable the Title Company to comply with the deposit instructions set forth herein.

2.2.1     The Deposit and any interest earned thereon is hereinafter collectively referred to as the “Earnest Money.” If the transaction contemplated by this Contract is consummated in accordance with the terms and provisions hereof, the Earnest Money shall be credited against the Purchase Price and paid to Sellers at Closing. If the transaction is not so consummated, the Earnest Money shall be held and delivered by the Title Company as hereinafter provided.

2.2.2      The balance of the Purchase Price, subject to the credits, prorations and adjustments set forth herein, shall be paid in cash by wire transfer of immediately available funds.

2.3  Allocation. Sellers and Purchaser shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of the Purchase Price among the Land, Improvements, Personalty and other customary items either party hereto may request to be allocated (the “Allocation”), and if agreed upon in writing such Allocation shall be deemed attached hereto as Schedule 2.2. Upon Purchaser’s request, Sellers shall provide Purchaser with a statement of Sellers’ proposed allocation of the Purchase Price within five (5) Business Days of Purchaser’s request. If the Allocation cannot be agreed upon, each party may use its own determination and bear any consequences related thereto and Purchaser’s allocation shall be utilized in calculating transfer, sales and similar tax and related filings under this Contract; and Purchaser’s allocation shall control with respect to the amount to be stated on any transfer tax declaration submitted in connection with the transfer of the Interests. If the parties are able to agree upon an Allocation, Sellers and Purchaser agree to (i) be bound by the Allocation and (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns.

2.4  Amendment. In connection with the purchase of the Interest, during the Inspection Period, the parties shall negotiate in good faith an amendment to enable one or more of the Sellers the opportunity to realize the value of its interest in the Company under the Contract by contributing their interests in the Company to the Purchaser in exchange for membership interests in the Purchaser  in a tax-free manner under Section 721 of the Code or other structure that may be agreed to by the parties.

ARTICLE 3

INSPECTIONS

3.1  Reports. Purchaser hereby acknowledges that Sellers have provided Purchaser with all documents, tests, reports and other materials and information about the Property, including, without limitation, certain environmental reports and certain financial information relating to the Company, in the Sellers’ possession. Purchaser shall be solely responsible for obtaining any updates, revisions, re-certifications, etc., to any environmental or property condition reports. Upon request, from time to time during the Inspection Period, Sellers will use reasonable efforts to furnish to Purchaser or make available to Purchaser all material information which is in Sellers’ possession or control concerning the Company or the Property that Purchaser, its attorneys, accountants, engineers or other representatives shall reasonably request. Except as provided herein, without limiting Article 5 of this Agreement, all items provided to Purchaser by Sellers or Sellers’ Representative in accordance with this Section 3.1 (“Diligence Materials”) are being provided solely as an accommodation to Purchaser and without recourse, representation or warranty of any kind against or by the Company or Sellers or against the third parties who may have prepared the reports and other items delivered to Purchaser except as set forth herein or in any document delivered by Sellers at Closing. If for any reason the Closing shall not occur, Purchaser shall, upon written request, return to Sellers all Property Documents provided by Sellers to Purchaser, it being understood and agreed that the provisions of this sentence shall survive the expiration or termination of this Agreement.

3.2  Inspection.

3.2.1      During the Inspection Period and thereafter through Closing if this Contract is not earlier terminated, Purchaser shall be permitted to enter or to have its authorized representatives and its and their agents, employees and representatives (“Purchaser's Representatives”) enter upon the Property or any part thereof at any reasonable time, subject to the rights of Tenants, guests and other occupants occupying space in the Property pursuant to Leases or otherwise, for the purpose of reviewing the books and records relating to the Property, including all records relating to operating income and expenses of the Property and the originals of any of the Diligence Materials submitted to Purchaser, and for the further purpose of conducting physical inspections of the Property and making, at Purchaser's sole risk and expense, such other inspections, examinations, investigations and tests as Purchaser considers appropriate, provided that:

(a)         All Investigations shall be conducted during the normal business hours of the Property, unless Sellers otherwise approve in writing and upon appropriate notice to any Tenants. Purchaser shall deliver to Sellers a written request to enter the Property at least twenty-four (24) hours prior to the intended date of entry (which may be given by email to Peter Ziegler (pziegler@procaccianti.com). Each such request shall specify the intended date of entry and shall provide a reasonably detailed description of the proposed Investigations, including, without limitation, a list of contractors who will be performing the proposed Investigation and such other information as Sellers reasonably require in connection with such proposed Investigation.

(b)         Purchaser and Purchaser's Representatives shall not unreasonably interfere with the usual operation of the Property by Sellers, the Company and its Tenants, guests or other occupants.

(c)          Purchaser and Purchaser's Representatives shall exercise due care and ordinary prudence in performing any Investigations and shall not cause or permit any damage or injury to be done to the Property and shall promptly restore the Property to substantially the condition as existed prior to such Investigations.

(d)         Neither Purchaser nor any Purchaser's Representative has authority to do anything that may result in a lien or encumbrance against the Property in connection with its inspections. Without limiting the foregoing, however, Purchaser agrees to promptly pay when due all costs associated with its inspections and not to cause, permit or suffer any lien or encumbrance to be asserted against the Property related to its inspections (provided that in the case of an improperly filed lien, Purchaser may bond around such lien provided that it thereafter uses diligence efforts to cause such lien to be removed of record).

(e)          Purchaser specifically agrees that neither it nor any of its employees or agents shall contact or communicate directly with any tenant, occupant, or any Hotel Employee unless such communication shall have been approved by Peter Ziegler (or any other representative designated by Seller). Purchaser shall have the right to communicate with the general manager, chief engineer, director of sales and comptroller provided that Purchaser gives notice to Sellers at least 24 hours in advance of such communication and provides Sellers with the opportunity to be present for such communication. Commencing fifteen (15) Business Days prior to Closing, Sellers will cooperate to provide Purchaser reasonable access to coordinate transition matters prior to Closing, including interviewing the Hotel Employees for future employment at the Hotel. Sellers shall be entitled to have a representative present during any such communications.

(f)          Purchaser shall comply with all federal, state and local laws, rules, regulations and ordinances which might in any way relate to the Investigations.

(g)         Other than research of public records and databases, neither Purchaser nor any Purchaser's Representative shall communicate with any regulatory agencies or their individual employees concerning the Property, without giving at least 48 hours prior written notice to Seller. Sellers shall have the right to participate in any meetings or telephone calls with such agencies or employees. Notwithstanding the foregoing or anything contained herein to the contrary, Purchaser and Purchaser’s Representatives shall have the right, without any requirement to notify Seller, to (i) review (and to seek through FOIA requests) land records, building department, health department and other local governmental authority records with respect to the Land and Improvements and the operation of the Hotel (including, without limitation, for the preparation of (and due diligence required therefor) title reports, zoning reports, property condition reports, environmental assessment reports and other customary due diligence), and (ii) apply to (including the pursuit thereof) the applicable governmental authority for any incentives, licenses or permits necessary or desirable for Purchaser’s continued operation of the Hotel after the Closing.

(h)        Notwithstanding anything herein contained to the contrary, without the prior written consent of Seller, which consent may be withheld, delayed or conditioned by Sellers in their sole and absolute discretion, Purchaser shall not be entitled to conduct any invasive physical or environmental inspection, testing or sampling at the Property, including without limitation, any environmental testing other than a Phase I study. If Sellers consent to performance of a test or investigation involving physical disturbance or invasive testing of any portion of the Property, prior to conducting such testing Purchaser shall provide Seller with a reasonably detailed testing plan outlining the scope of work and specific tests Purchaser intends to perform, including location of any borings or samples and means and methodology of the tests. No such tests shall be conducted without Sellers’ prior written approval of the testing plan and the specific test or investigation. Sellers shall have the right to have a representative present during any test or any test or Investigation. Purchaser shall, at its own expense, promptly fill and compact any holes, and otherwise restore any damage to the Property related to the Investigations.

(i)          Before conducting and during inspections, Purchaser and each Purchaser's Representative conducting any inspection shall maintain workers' compensation insurance in accordance with applicable law, and Purchaser, or the applicable Purchaser's Representative conducting any inspection, shall maintain (1) commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000.00) for bodily or personal injury or death, (2) property damage insurance in the amount of at least One Million Dollars ($1,000,000.00), and (3) contractual liability insurance with respect to Purchaser's indemnification obligations hereunder. Purchaser shall deliver to Sellers evidence of such workers' compensation insurance and evidence of the commercial general liability, property damage and contractual liability insurance before conducting any inspections of the Property, including a certificate of insurance on Acord Form 27 (modified to include liability). Each such insurance policy shall be written by a reputable insurance company having a rating of at least “A:VII” by Best's Rating Guide (or a comparable rating by a successor rating service), and shall otherwise be subject to Sellers’ prior approval. Such insurance policies shall name as additional insureds Sellers, the Company, Manager and such other parties holding insurable interests as Sellers may designate.

(j)          Purchaser shall indemnify, defend and hold the Company, Sellers, and Manager, and their respective partners, shareholders, officers, members, directors, agents and employees (the “Seller Indemnified Parties”) harmless from any and all losses, costs, liens, claims, causes of action, liability, damages, expenses and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising in any way from (a) any inspections conducted by Purchaser and/or Purchaser's Representative, (b) the exercise of Purchaser's rights under this Section 3.2, or (c) any breach by Purchaser and/or Purchaser's Representative of the terms of this Section 3.2, except that Purchaser’s obligations as set forth in this sentence shall not extend to previously existing conditions that are discovered by Purchaser or its agents to be present on, under or about the Property, nor shall Purchaser’s obligations extend to conditions that are caused or exacerbated by the actions of a Seller or its employees or agents. This indemnity provision shall survive termination or expiration of this Contract. If any proceeding is filed for which indemnity is required hereunder, Purchaser agrees, upon request therefore, to defend the indemnified party in such proceeding at its sole cost utilizing counsel reasonably satisfactory to the indemnified party.

(k)        Purchaser agrees that the Diligence Materials, the information gathered in connection with this Contract and the fact of this transaction shall be considered “Confidential Information”, and such Confidential Information shall be used by Purchaser and Purchaser Representatives solely for the purpose of Purchaser’s evaluation of the Property and the transactions contemplated by this Contract. Neither Purchaser nor any Purchaser Representative shall reveal, disclose, disseminate, publish or communicate to any other persons, parties or entities any Confidential Information, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, other than to Purchaser’s partners, employees, consultants, attorneys, engineers, licensees, prospective investors, and lenders involved in this transaction and who have notified to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Purchaser shall be responsible for ensuring that any and all Permitted Outside Parties (and any other person for whom Purchaser has responsibility hereunder) complies with this section. Purchaser shall not divulge the contents of the Diligence Materials or other Confidential Information to any party other than Permitted Outside Parties except in connection with a court order or other legal process otherwise in strict accordance with the confidentiality standards set forth in this section. In permitting Purchaser and the Permitted Outside Parties to review the Diligence Materials or any other Confidential Information, neither the Company nor any Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Notwithstanding anything to the contrary herein, Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or the Permitted Outside Parties, (b) was available to Purchaser or the Permitted Outside Parties on a nonconfidential basis prior to its disclosure by a Seller or its representatives, (c) becomes available to Purchaser or the Permitted Outside Parties on a nonconfidential basis from a person, other than a Seller or its representatives, who is not otherwise bound by a confidentiality agreement with a Seller or any of its representatives not to transmit the information to Purchaser or the Permitted Outside Parties, or (d) is independently developed by any employee or agent of Purchaser or the Permitted Outside Parties who did not have access to the Confidential Information. The provisions of this section shall survive the termination of this Contract. Purchaser shall also promptly notify Sellers in writing of requests for Confidential Information from any third party or regulatory agency.

3.3  Right of Termination. This Contract shall be deemed accepted unless Purchaser shall evidence its intent to terminate this Contract by written notice thereof in accordance with Section 11.3 of this Contract to Sellers and Escrow Agent on or prior to prior to the expiration of the Inspection Period (the “Termination Notice”) which may be given for any reason or no reason in Purchaser’s sole discretion. Upon receipt of the Termination Notice, Escrow Agent shall immediately return the Deposit to Purchaser and this Contract shall thereupon be deemed terminated, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination.

3.4  Assumption of Contracts. Purchaser shall have the right, at any time before the end of the Inspection Period, to notify Sellers of any Property Contracts that Purchaser has elected not to assume on the Closing Date. With respect to such Property Contracts, Sellers shall promptly terminate such Property Contracts effective as of the Closing Date. Sellers shall deliver the applicable notices of termination as soon as practicable following Sellers’ receipt of the Purchaser’s notice. With respect to the Property Contracts that Purchaser has elected to assume (each, an “Assumed Contract”), Purchaser shall cause the Company shall continue to pay all sums and perform all other covenants and obligations which are to be paid, performed and complied with under the Assumed Contracts first arising or accruing on and after the Closing Date.

3.5  Franchise Agreement. Sellers have informed Purchaser that the Company and the Property is subject to the terms of the Franchise Agreement. As used herein, the “Franchisor Consent” shall mean Franchisor’s agreement to concurrently with Closing either (a) terminate the Franchise Agreement and release Sellers as of the Closing Date from liabilities under the Franchise Agreement (other than those that are expressly stated in the Franchise Agreement to survive a termination of the Franchise Agreement) and enter into its standard franchise agreement in connection its ownership of the Hotel (such new franchise or license agreement, the “New Franchise Agreement”)or (b) consent to the transfer of the Interests pursuant to the terms of the Franchise Agreement. Within fifteen (15) days after the Effective Date, Purchaser shall (i) apply to Franchisor to obtain the Franchisor Consent and use commercially reasonable efforts to submit all information and documentation required by Franchisor in connection therewith; and (ii) thereafter, diligently pursue and use commercially reasonable efforts to obtain the Franchisor Consent prior to Closing. Other than the Company’s payment of any regularly recurring royalties or other fees and payments due under the existing Franchise Agreement accrued as of the Closing Date (including without limitation any costs and fees imposed by Franchisor resulting from the Company’s default under the Franchise Agreement prior to Closing but specifically not including any costs, penalties or fees imposed in connection with the closing of the transaction contemplated by this Contract and the termination of the Franchise Agreement in connection therewith, which shall be paid by Sellers at Closing), all costs and expenses associated with seeking and obtaining (including liquidated damages, if any) the New Franchise Agreement shall be borne by Purchaser.

ARTICLE 4

TITLE AND SURVEY

4.1  Title Report. Purchaser shall order a title insurance commitment with respect to the Land and Improvements (a “Title Commitment”). Purchaser shall ensure that a duplicate of such Title Commitment be delivered to Sellers’ counsel, together with legible photocopies (to the extent available) of all instruments referred to in such Title Commitment as conditions or exceptions to title to the Property and to the extent available, a current tax search with respect to the Land and Improvements from all applicable taxing authorities.

4.2  Reserved.

4.3  Survey. If Purchaser orders any update to the Existing Survey (a “Survey Update”), Purchaser shall ensure that a duplicate of such Survey Update be delivered to Sellers’ counsel.

4.4  Review of Title and Survey.

4.4.1      If the Title Commitment and/or Survey Update shows matters objectionable to Purchaser, and Sellers have received written notice of such objectionable matters (collectively, “Title Objections”) from Purchaser on or before the date which is five (5) Business Days prior to the expiration of the Inspection Period, Sellers shall deliver to Purchaser a written notice of Sellers’ election to cure any of the Title Objections referenced in Purchaser’s notice three (3) Business Days after Sellers’ receipt of such notice. Failure to deliver such response shall be deemed Sellers’ election not to cure any of the Title Objections referenced therein. If Sellers elect to cure any of such Title Objections, Sellers shall have until the earlier to occur of (i) the date that is thirty (30) days after receipt of such notice or (ii) the Closing Date to cure any such Title Objections. Title Objections will not be deemed to include those matters which (1) are affirmatively insured against by the Title Company without indemnification from Sellers in a manner acceptable to Purchaser in its reasonable discretion; or (2) will be discharged or removed by Sellers at or prior to Closing. Failure to timely notify Sellers of Title Objections shall be deemed a waiver by Purchaser of Purchaser’s right to disapprove any of the matters referenced in the Title Commitment, and Purchaser shall then accept such title as is described in the Title Commitment without reduction of the Purchase Price or reservation of any claim against Seller. Except as expressly set forth herein, Sellers shall have no obligation to remove Title Objections, and any failure or refusal of Sellers to do so shall not be a default of Sellers hereunder. If Sellers elect or are deemed to have elected not to attempt to cure or remove one or more of the Title Objections, Purchaser’s sole and exclusive remedy shall be to either (i) terminate this

Contract in accordance with Section 3.3 and receive a return of the Deposit, or (ii) accept such title subject to such Title Objections without reduction in the Purchase Price or reservation of any claim against Sellers and to close hereunder, subject, however, to Sellers’ performance of all of the other terms, conditions and covenants of this Agreement to be performed by Sellers hereunder.

4.4.2      Notwithstanding the provisions of this Contract to the contrary, at or prior to Closing, Sellers shall cause the Company to satisfy any mortgages, deeds of trust, construction, mechanics’ or materialmen’s liens, judgment liens, tax liens or other liens or charges evidencing monetary encumbrances, in each case solely to the extent claimed by or through or consented to by Seller (other than liens for non-delinquent general real estate taxes or assessments and liens caused by Purchaser or Purchaser’s agents), and any exceptions set forth in the Title Commitment that can be satisfied by the payment of fines, fees or other monies, and such matters shall not be Permitted Exceptions and that it shall be Sellers’ responsibility to cause the Title Company remove such liens from the Title Policy issued at Closing. If such Title Objections Sellers elect or are required to remove prior to Closing as set forth herein are not cured as of the Closing Date, Purchaser’s sole and exclusive remedy shall be to either (i) terminate this Contract by written notice to Sellers and proceed pursuant to Section 10.2, or (ii) to accept the transfer of the Interests without reduction of the Purchase Price or reservation of any claim against Seller.

4.4.3      If any supplement or revision to the Title Commitment and/or Survey Update issued subsequent to the respective dates of the Title Commitment and the Survey Update contains exceptions to title or defects not shown in the original Title Commitment or the original Survey Update, as applicable, and such additional Title Objections were not caused by Purchaser or any person on behalf of Purchaser, then Purchaser shall be entitled to object to such exceptions by written notice of objection to Seller on or before the fifth (5th) day after Purchaser’s receipt of the supplement showing such exceptions. Seller shall have until five (5) Business Days from the receipt of Purchaser’s notice of each such additional Title Objections that comply with the requirements of this Section 4.4 to remove or to remedy the conditions or defects resulting in such exceptions and to procure a supplement to the Title Commitment or the Survey Update, as applicable, removing such Title Objection or to agree in writing to cure such Title Objection(s) prior to Closing. If Seller is either unable or unwilling to provide for the removal of one or more of such additional Title Objections or does not agree to cure such Title Objections, within such five (5) Business Day period, then, at Purchaser’s option, this Contract may be terminated upon written notice given by Purchaser to Seller on or before the second (2nd) Business Day after such five (5) Business Day period. Upon delivery of such termination notice, this Contract shall automatically terminate and the parties shall be released from all further obligations under this Contract (except for those which expressly survive termination of this Agreement), provided that the Earnest Money shall be disbursed by Escrow Agent to Purchaser; provided, further, if Purchaser terminates this Agreement because Seller is unwilling or unable to cure any monetary encumbrance required to be removed or bonded over in accordance with this Agreement, the same shall be treated as a default by Seller and Purchaser shall have the right to avail itself of the remedies provided in, and subject to, Section 10.2. If Purchaser shall have the right to, but does not, terminate this Contract in the manner set forth above in this Section 4.4.3, then Purchaser shall be deemed to have waived its objection to any Title

Objection referred to in Purchaser’s notice of Title Objections relating to such supplement which shall not have been cured or which Seller elected not to cure prior to Closing, and this Contract shall remain in full force and effect. Anything in this Contract to the contrary notwithstanding, the Closing Date shall be extended to such date as required by this Section 4.4.3 such that all notice and cure periods have timely lapsed or expired.

4.5  Purchaser's Post-Termination Obligations. In the event Purchaser terminates this Contract pursuant to the right to do so set forth in Section 3.3, 8.1, or 4.4 hereof, Purchaser shall remain liable for the costs and expenses of any Title Commitment, UCC Searches, or Survey Update, and Purchaser shall pay all such costs and expenses as and when the same become due and payable. The provisions of this Section 4.5 shall survive the expiration, early termination or Closing of this Contract.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1  Sellers’ Representations. Sellers represents and warrants to Purchaser as of the Effective Date, as follows:

5.1.1     Each Seller has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement, without the necessity for further consent from any third party. Each Seller owns their respective Interest and each Seller has the full right and authority to transfer all of the Interests owned by such Seller. The Interests consist of and account for all ownership, membership, equity and other interests of any kind in the Company, including but not limited ot any options to purchase, warrants, equity conversion rights or the like. The person signing this Agreement on behalf of each Seller is authorized to do so and this Agreement constitutes the valid and binding agreement of such Seller, and is enforceable in accordance with its terms. The execution and delivery of this Agreement, and the performance by such Seller of its obligations hereunder, do not violate any provision of such Sellers’, or the Company’s articles of organization, the LLC Agreement or the articles of organization or the operating agreement or the trust indenture of any Seller or any agreement or judicial order to which such Seller is subject.

5.1.2      Each Seller is duly organized, validly existing and in good standing under the laws of the state of its creation as a Delaware limited liability company, and is qualified or registered to do business and is in good standing in the state in which the Property is located, with full power and authority to enter into and execute this Contract and to consummate the transactions contemplated hereby. Each Seller has received all requisite organizational approvals necessary for the execution of this Contract and the consummation of the transactions contemplated hereby and this Contract constitutes the legal, valid and biding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting debtors' and creditors' rights generally and general equitable provisions.

5.1.3      The Company is duly organized, validly existing and in good standing under the laws of the state of its creation as a Delaware limited liability company, and is qualified or registered to do business and is in good standing in the state in which the Property is located. The Company has full limited liability company power and authority to own, operate and lease the Property and to carry on its business as it has been and is currently conducted. Other than the Property, the Company does not own any other property or assets of any kind or nature and does not now conduct and has never conducted any other business other than in connection with the ownership and operation of the Property.

5.1.4      To Sellers’ knowledge, the Company has not engaged in or permitted any operations or activities upon, or any use or occupancy of the Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping, or disposal of any Hazardous Materials in violation of Applicable Laws. Except as disclosed on Schedule 5.1.4, the Company has not received any written notice from any governmental or regulatory authority of the presence or release of any Hazardous Materials in violation of any applicable Environmental Laws which remains uncured.

5.1.5     Except as set forth on Schedule 5.1.5, there are no actions, suits, proceedings, arbitrations, governmental investigations, administrative or other adjudicatory proceedings or other legal actions pending or, to Sellers’ knowledge threatened in writing, in any court or before or by any Governmental Authority against or affecting the Company or the Property.

5.1.6     There are no pending eminent domain or condemnation proceedings against the Property or any material part thereof and to Sellers’ knowledge, no such proceedings are presently threatened in writing or contemplated by any authority with the power of eminent domain.

5.1.7      No Seller is a foreign person subject to withholding tax as required by Section 1445 of the Internal Revenue Code.

5.1.8      All individuals are employed at the Property including the Hotel Employees are all employees of the Company. To Sellers’ knowledge, there are no agreements relating to any labor or collective bargaining agreement affecting the Property and there are no pension plans of any type with respect to Hotel Employees that would be binding on Purchaser or the Company after Closing. The Company has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the Hotel Employees nor has the Company received any written notice of any claim of unfair labor practices. To Sellers’ knowledge, Manager is not a party to any written employment agreements with respect to the Property that would be binding on Purchaser or the Company after Closing.

5.1.9      The execution and delivery of this Contract by each Seller and the consummation by such Seller of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of such Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which such Seller is a party or by which such Seller may be bound.

5.1.10    No consent, waiver, approval or authorization is required from any person or entity (that would materially adversely affect each Seller’s ability to consummate the transactions contemplated hereby or has not already been obtained) in connection with the execution and delivery of this Contract by such Seller or the performance by such Seller of the transactions contemplated hereby.

5.1.11    None of the Sellers or the Company has (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

5.1.12    All Leases are listed in Schedule 5.1.12. Except as set forth on Schedule 5.1.12, there are no leases, licenses or occupancy agreements in effect with respect to the Property, or any portion thereof. To Sellers’ knowledge, there are no outstanding obligations for commissions, tenant improvements or other tenant concessions with respect to the Property.

5.1.13    All Property Contracts are listed in Schedule 5.1.13. All Property Contracts are in full force and effect, and there are no defaults or events that with notice or the passage of time or both, would constitute a default by the Company under any such Property Contract, nor, to Sellers’ knowledge, by any other party thereto.

5.1.14    Sellers have delivered or made available to Purchaser copies of all licenses (including, without limitation, liquor licenses), certificates of occupancy, permits and approvals required to be issued by any Governmental Authority or any third party and used in or necessary to the ownership, operation, leasing, maintenance or use of the Property or any part thereof, including the use of the Hotel as a fully functioning full service hotel (the “Permits”). Except as set forth on Schedule 5.1.14, the Company has not received a notice from any applicable Governmental Authority (i) of any violation, default, intended or threatened non-renewal, suspension or revocation of any of the Permits or (ii) that the Hotel lacks any permits or licenses necessary for the present use and occupancy of the Hotel.

5.1.15    No Seller is or is acting on behalf of an employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and none of its assets constitutes or will constitute (or are or will be deemed, for purposes of ERISA or Section 4975 of the Code, or, if applicable, any substantially similar federal, state, local or foreign law, to constitute) assets of any such Plan.

5.1.16    No Seller nor to Sellers’ knowledge any beneficial owner of any Seller: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; (iii) to Sellers’ knowledge is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order, or (iv) is or has engaged in any dealings or transactions, or is otherwise associated, with any Forbidden Entity. A “Forbidden Entity” is defined as (A) the governments of Cuba, Iran, North Korea, Myanmar, Syria and Sudan (each, a “Prohibited Country”) and any of their agencies, including, but not limited to, political units and subdivisions (each, a “Prohibited Government”); and (B) any company that (1) is wholly or partially managed or controlled by a Prohibited Government, (2) is established, organized under, or whose principal place of business is in any Prohibited Country, or (3) has failed to submit an affidavit following request therefore averring that it does not own or control any property or asset in and has not and does not transact business with any Prohibited Country. For purposes of this Section 5.1.15, a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including, but not limited to, a government, governmental agency, natural person, legal person, sole proprietorship, partnership, firm corporation, subsidiary, affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof. The foregoing does not apply to any person or entity to the extent that such person’s interest in a Seller is through a US publicly traded entity.

5.1.17    Subject to the Property Contracts, the Company has good and valid title to all of the tangible personal property, and, other than Property Contracts, shall be free and clear of all liens and encumbrances as of the Closing Date.

5.1.18    There are no existing management contracts or franchise agreements relating to the Property other than (i) the Management Agreement and (ii) the Franchise Agreement. There are no defaults or events that with notice or the passage of time or both, would constitute a default by the Company under the Management Agreement or the Franchise Agreement, nor, to Sellers’ knowledge, by any other party thereto.

5.1.19    Sellers have furnished to Purchaser copies of all financial statements for the Property prepared by the Manager for the periods ending December 31, 2015-2018 and for the calendar months of 2019 and of the current year through the month preceding the date hereof, and all books and records of the Property, or true and complete copies thereof, maintained during Sellers’ ownership of the Company in the ordinary course of business.

5.1.20    Other than pursuant to the Franchise Agreement, the Company has not granted any options, rights of first refusal, rights of first offer or any other rights in favor of third parties with respect to the Property or any interest therein nor do any other unexpired rights exist in favor of third persons to purchase or otherwise acquire the Property or any interest therein.

5.1.21    (i) All tax returns of the Company have been properly and timely filed, (ii) all such tax returns were true, complete, and correct in all material respects, and (iii) the Company or Manager have paid all taxes that are due and payable in accordance with Applicable Laws in connection with the Hotel and its operation, including, without limitation, employer withholding taxes, sales and use taxes, occupancy taxes, real property taxes and personal property taxes. There are no tax claims, audits or proceedings pending or threatened against the Company, the Company has not received notice of and has no knowledge of any special tax assessment relating to the Hotel, the Property or any portion thereof, and there are no tax agreements in place affecting the Hotel or the Property. The Property is not subject to any protest or appeal proceedings related to real property tax assessments or subject to “rollback” or similar reassessment for prior years. The Company has been treated as a partnership for federal, state, and local income tax purposes since its formation.

5.1.22    The Company has not received notice of any violation of any applicable laws, rules and regulations related to the Property that has not been cured prior to the Effective Date

5.1.23    To Sellers’ knowledge, no Security Breach or attempted Security Breach has occurred at the Hotel. To Sellers’ knowledge, the Company and Manager have collected, used, imported, exported, stored, processed, and protected all Personal Information and other information protected by Data Rules, in accordance with the privacy policies of Seller, Manager, Franchisor, and in accordance with Data Rules applicable to Seller.

5.1.24    There are no ongoing capital improvement projects at the Property that have commenced on or before the date hereof that will not be completed and paid for in full prior to Closing.

5.2  Sellers’ Knowledge. When used in this Contract or in any certificate or other document delivered pursuant hereto, the phrase “to Sellers’ knowledge,” or derivations thereof shall be construed to mean the current, actual knowledge of Peter Ziegler and shall not include any knowledge which may be imputed to Sellers or of any other person. Purchaser acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Sellers’ knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Purchaser. Purchaser covenants that it will bring no action of any kind against such individuals, related to or arising out of these representations and warranties.

5.3  Purchaser's Representations. Purchaser represents and warrants to Sellers as of the Effective Date, as follows:

5.3.1      Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation and is, or will be as of Closing, qualified to do business and in good standing in the state in which the Property is located, with full power and authority to enter into and execute this Contract and to consummate the transactions contemplated hereby. Purchaser has received all requisite entity approvals necessary for the execution of this Contract and the consummation of the transactions contemplated hereby and this Contract constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting debtors' and creditors' rights generally and general equitable provisions.

5.3.2      Neither the execution of this Contract nor the performance by Purchaser of its obligations hereunder will violate, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under any Applicable Law.

5.3.3      Neither Purchaser nor to Purchaser’s knowledge any beneficial owner of Purchaser: (i) is listed on OFAC, the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; (iii) to Purchaser’s knowledge, is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order, or (iv) is or has engaged in any dealings or transactions, or is otherwise associated, with any Forbidden Entity. The foregoing does not apply to any person or entity to the extent that such person’s interest in a Seller is through a US publicly traded entity.

5.3.4      It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency and that no financing for this transaction shall be provided by Seller.

5.4  Survival. The representations and warranties made by Seller in this Contract, including in Section 5.1 and 12.1 hereof, and the representations and warranties made by Purchaser in this Contract, including in Section 5.3 hereof shall be effective as of the Effective Date and continue in full force and effect after the Closing for a period of nine (9) months (the “Survival Period”); provided any claim arising by reason of a claimed breach of such representations and warranties must be stated in a written notice to Sellers or Purchaser, as applicable, on or before the expiration of the Survival Period. Notwithstanding the foregoing, if, prior to the Closing, Purchaser obtains actual knowledge that any representation or warranty of Sellers is inaccurate and Purchaser nonetheless proceeds with the Closing, such representation or warranty by Sellers shall be deemed to be qualified or modified to reflect Purchaser’s actual knowledge of such breach and Purchaser shall have no right to make, and hereby waives, any claim with respect thereto to the extent of such actual knowledge. When used in this Contract or in any certificate or other document delivered pursuant hereto, the phrase “to Purchaser's knowledge,” or derivations thereof shall be construed to mean the current, actual knowledge of Peter Ziegler after making reasonable inquiry of the general manager of the Hotel but without obligation to make any other investigation of the files, documents or studies in the possession of other persons, and shall not include any knowledge which may be imputed to Purchaser or of any other person.

5.5  Limitation of Sellers’ Liability. Notwithstanding any other provision of this Contract, any agreement or other instrument contemplated by this Contract, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim (except for liability based upon fraud on the part of Sellers), in no event will Sellers’ liability to Purchaser exceed Five Hundred Seventy Thousand and 00/100 Dollars ($570,000.00) (the “Liability Cap”). Without limiting the generality of the foregoing, the general and limited partners, employees, agent or affiliate of Sellers will not in any manner be personally or individually liable for the obligations of Sellers hereunder or for any claims related to this Contract, any agreement or other instrument contemplated by this Contract, or the Property. The provisions of this Section 5.5 shall survive the Closing.

5.6  As Is; Release. (a) Purchaser acknowledges that Purchaser will have the opportunity to independently and personally inspect the Property and that Purchaser has entered into this Contract based upon its ability to make such examination and inspection. The Property is to be sold to and accepted by Purchaser at Closing in its then present condition “AS IS, WITH ALL FAULTS, (WHETHER LATENT, PATENT OR DETECTABLE OR NOT) AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED”, and without any reduction in the Purchase Price for any change in the physical or financial condition occurring from and after the Effective Date except for the express representations and warranties of Sellers contained in in this Contract and any closing document delivered by Sellers. Notwithstanding anything contained herein to the contrary, it is understood and agreed that, except for the express representations and warranties of Sellers contained in this Contract and any closing document delivered by Sellers, Sellers and Sellers’ agents or employees have not made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (1) matters of title; (2) environmental matters of any kind relating to the Property, the Land or the Improvements or any portion thereof (including the condition of the soil or groundwater beneath the Property); (3) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes; (4) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard; (5) drainage; (6) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any under shoring; (7) zoning to which the Property or any portion thereof may be subject; (8) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric; (9) usages of adjoining property; (10) access to the Property or any portion thereof, (11) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof; (12) the presence of Hazardous Materials (hereinafter defined) in or on, under or in the vicinity of the Property; (13) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws; (14) the existence or non-existence of underground storage tanks; (15) any other matter affecting the stability or integrity of the Real Property; (16) the potential for further development of the Property; (17) the existence of vested land use, zoning or building entitlements affecting the Property; (18) the merchantability of the Property or fitness of the Property for any particular purpose (Purchaser affirming that Purchaser has not relied on Sellers’ or Sellers’ agents’ or employees’ skill or judgment to select or furnish the Property for any particular purpose, and that Sellers makes no warranty that the Property is fit for any particular-purpose); or (19) tax consequences. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND ANY CLOSING DOCUMENT DELIVERED BY SELLER, SELLERS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY AND ANY IMPROVEMENTS LOCATED THEREON, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. PURCHASER SHALL RELY ON ITS INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT.

(b)         Except as otherwise expressly set forth in this Contract or the documents delivered by Sellers at Closing or any claims based on fraud or intentional misconduct, from and after Closing, Sellers and their respective partners, shareholders, officers, directors, agents, employees, property manager, controlling persons and affiliates (individually a “Seller Party” and collectively the “Seller Parties”) are hereby released from all responsibility and liability regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. Except as specifically provided in the prior sentence, Purchaser specifically releases Sellers from any claims it may have against Sellers now or in the future under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended; any other analogous state or federal statute; and common law arising from the environmental conditions of the Property or the presence of Hazardous Materials, solid wastes, or any other pollutants or contamination the Property.

(c)         Purchaser acknowledges that any information of any type which Purchaser has received or may receive from any Seller Party, including, without limitation, any environmental reports and surveys, is furnished on the express condition that Purchaser shall make an independent verification of the accuracy of such information, all such information being furnished without any warranty whatsoever except as expressly set forth in this Contract.

(d)         THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THE CONSIDERATION FOR SELLERS’ ENTERING INTO THIS CONTRACT, AND SHALL SURVIVE CLOSING.

ARTICLE 6

CONDITIONS TO CLOSING

6.1  Conditions to Purchaser's Obligation to Close. In addition to the conditions set forth elsewhere in this Contract, the following conditions shall be conditions precedent to the obligation of Purchaser to purchase the Property on the Closing Date as provided herein (and any of the following conditions can be waived only in writing by Purchaser):

6.1.1      Each of Sellers’ representations and warranties shall be true and correct in all material respects as if made on and as of the Closing Date.

6.1.2      Sellers shall have performed and complied in all material respects with all covenants and conditions required by this Contract to be performed or complied with by Sellers at or prior to Closing.

6.1.3      If, and only if Purchaser has provided the Purchaser’s Pro Forma to Sellers prior to the end of the Inspection Period, at Closing, the Title Company shall issue to the Purchaser or be irrevocably committed to issue to the Purchaser an extended coverage ALTA owner’s policy of title insurance or an endorsement to the Company’s existing owner’s policy (the “Title Policy”), in the form of the Purchaser’s Pro Forma subject only to the Permitted Exceptions and other standard terms and conditions, provided, however that the Purchaser acknowledges that despite the inclusion of endorsements in the Purchaser’s Pro Forma, neither the receipt of any endorsements nor the failure of the Title Company to remove any other standard terms and conditions shall be conditions to the Purchaser’s obligations under this Agreement, nor shall the failure to obtain same result in any reduction or set off against the Purchase Price or delay the Closing. Notwithstanding anything to the contrary, nothing set forth in the previous sentence shall excuse Sellers’ performance of its obligations pursuant to Section 4.4 or Section 7.2.1 hereof.

6.1.4      The existing Management Agreement and the Property Contracts other than the Assumed Contracts shall have been terminated at no cost or expense to Purchaser.

6.1.5      Purchaser shall have received Franchisor Consent and, if applicable, Franchisor shall be ready, willing and able to enter into the New Franchise Agreement with Purchaser at Closing. Purchaser shall be entitled to attempt to negotiate the terms of the New Franchise Agreement (including, without limitation, the PIP) for the Hotel, however, it shall not be a condition of the Purchaser’s obligation to close on the transactions contemplated by this Contract that any of Purchaser’s requested terms be accepted by Franchisor.

6.1.6      Sellers shall have delivered all of the other documents and made all of the other deliveries required from it pursuant to Section 7.2 hereof.

6.2  Conditions to Sellers’ Obligation to Close. In addition to the conditions set forth elsewhere in this Contract, the following condition(s) shall be conditions precedent to the obligation of Sellers to sell the Interests on the Closing Date as provided herein (and any of the following conditions can be waived in writing by Seller):

6.2.1      All of Purchaser’s representations and warranties shall be true and correct in all material respects as of Closing and Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Contract to be performed or complied with by Purchaser at or prior to Closing.

ARTICLE 7

CLOSING

7.1  Closing Date. Provided all of the conditions to Closing have been satisfied, the Closing shall be held by delivery of Closing documents in escrow to the Title Company at 2:00 p.m. Eastern time on the date which is date which is thirty (30) days after the end of the Inspection Period, or at such earlier date and time as may be mutually agreed upon in writing by Sellers and Purchaser (the “Closing Date”). The wire transfer of the cash portion of the Purchase Price must be actually received by Sellers no later than 4:00 p.m. Eastern time on the Closing Date. At any time after the expiration of the Inspection Period, Purchaser may accelerate the Closing Date by delivering written notice to Sellers (the “Acceleration Notice”) stating Purchaser’s intention to accelerate the Closing Date and the date on which the Closing shall occur, which date shall be at least five (5) days after the date of the Acceleration Notice.

7.2  Closing Matters.

7.2.1      Sellers’ Closing Documents. At Closing, Sellers shall execute, deliver and acknowledge the following documents:

(a)          If requested by Purchaser, each Seller shall deliver to Purchaser an original certificate for the Interest owned by such Seller in the form required by FATIC (as hereinafter defined) in order to issue the UCC Policy (as hereinafter defined) (a “Certificate”) duly endorsed in blank;

(b)         Sellers shall deliver to Purchaser a certificate dated as of the date of Closing, stating that each of the representations set forth in Section 5.1 are, as of such date, true, complete and correct in all material respects; provided, however, in the event that any representation set forth in Section 5.1 needs to be modified due to changes since the Effective Date, such certificate shall identify any representation which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Sellers be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Sellers to prevent. If, despite changes or other matters described in such certificate, the Closing occurs, Sellers’ representations set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate. Nothing in this Section 7.2.1(b) shall effect or limit Purchaser’s rights under Section 10.2 in connection with a default by Sellers hereunder;

(c)          Each Seller shall deliver to Purchaser (i) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of such Seller, and (ii) affidavits in the form attached hereto as Exhibit B so as to enable the Title Company to issue a Non-Imputation Endorsement to the Title Policy;

(d)         Each Seller shall deliver to Purchaser a certificate pursuant to Treasury Regulations Section 1.1445-2(b), substantially in the form attached hereto as Exhibit C duly executed by such Seller stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(e)          Sellers’ Representative shall execute the Closing statement on behalf of all Sellers;

(f)          Purchaser may elect to obtain a commitment from First American Title Insurance Company (“FATIC”) to issue an Eagle 9 UCC Insurance Policy in the amount of the Purchase Price subject only to the payment of the applicable premium, together with a Buyer’s Equity Ownership Endorsement, all in substantially the form attached hereto and made a part hereof as Exhibit D, insuring Purchaser’s ownership of the Interests (the “UCC Policy”); provided, however, that (1) Purchaser shall be required to provide any information and take any actions which FATIC may reasonably require of the purchaser of the Interests in order to issue the UCC Policy, and (2) Sellers shall be required to provide any information and take any actions which FATIC may reasonably require of the sellers of the Interests in order to issue the UCC Policy;

(g)        Sellers shall deliver such additional documents that Purchaser or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall materially expand any obligation, covenant, representation or warranty of Sellers or result in any new or additional obligation, covenant, representation or warranty of Sellers under this Agreement beyond those expressly set forth in this Agreement); and

(h)          Sellers shall deliver a certificate of legal existence respecting the Company.

7.2.2      Other Closing Actions by Seller. In addition to the documents to be executed and delivered by Sellers pursuant to Section 7.2.1, at Closing Sellers shall:

(a)         Cause Manager to deliver a schedule of Bookings for the Property to Purchaser; and

(b)        Deliver such evidence of the authority and capacity of Sellers and its representatives as Purchaser, Purchaser's counsel may reasonably require.

7.2.3      Purchaser's Closing Documents. At Closing, Purchaser shall execute, deliver and acknowledge the following documents:

(a)          pay to the Escrow Agent the full amount of the Purchase Price (which amount shall include the Deposit), as increased or decreased by prorations and adjustments as herein provided, for delivery of the balance (after payment by the Escrow Agent of sums in satisfaction of all mortgages and liens to be satisfied by Sellers in accordance with Section 4.4.2 above, subject to Section 2.1.2) in immediately available wire transferred funds pursuant to Section 2.1 hereof;

(b)         deliver to Sellers such evidence as the Sellers may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(c)          execute the Closing statement;

(d)        deliver written acknowledgment of receipt of Certificates for all of the Interests, and take any other actions (including, without limitation, delivery of information relating to Purchaser) which FATIC may reasonably require of the purchaser of the Interests in order to issue the UCC Policy; and

(e)          deliver such additional documents that Sellers, FATIC or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall materially expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.2.4      Other Closing Actions by Purchaser. In addition to the documents to be executed, delivered and acknowledged by Purchaser pursuant to Section 7.2.3, at Closing Purchaser shall:

(a)         Deliver such evidence of the authority and capacity of Purchaser and its representatives as Sellers, Sellers’ counsel or the Title Company may reasonably require.

7.2.5      Prorations and Adjustments.

(a)         Operating Adjustments. The following matters and items pertaining to the Property, the Hotel and the Hotel Business shall be apportioned between Purchaser and Sellers or, where applicable, credited in total to a particular party, as of the Time of Transfer, in accordance with the Closing Statement. The net credits in favor of Purchaser shall be deducted from the balance of the Purchase Price at the Closing and the net credits in favor of Sellers shall be added to the Purchase Price at the Closing. Unless otherwise indicated below, Purchaser shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of the Time of Transfer (whether or not due, owing or delinquent as of the Time of Transfer), and Sellers shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Time of Transfer.

(i)	Guest Ledger Receivables. Sellers shall receive a credit for all Guest Ledger Receivables, at the face value thereof, for all room nights through the Time of Transfer. Sellers and Purchaser shall each receive a credit equal to one half of the amount of the estimated Guest Ledger Receivables for the full room night on the Closing Date, irrespective of the time of posting thereof (less credit card charges, travel company charges and similar commissions). All kitchen and bar facilities will be closed as of 1:00 a.m. on the Closing Date and Sellers shall receive the income from all kitchen and bar facilities through 1:00 a.m. on the Closing Date and Purchaser shall receive the income from all kitchen and bar facilities from and after 1:00 a.m. on the Closing Date, provided that to the extent such income is included in Guest Ledger Receivables it shall be credited in accordance with the prior two sentences of this paragraph. It is acknowledged that under the Company's current accounting system all Guest Ledger

Receivables for a given date are posted on 1:00 a.m. on the next succeeding date and, notwithstanding that the Time of Transfer is 12:01 a.m., all such receivables posted as of 1:00 a.m. on the Closing Date shall be deemed to relate to the date prior to the Closing Date and shall be credited to Sellers and notwithstanding the fact that Guest Ledger receivables with respect to the Closing Date are posted at 1:00 a.m. on the following date, such amounts shall be deemed to relate to the Closing Date.

(ii)	Function Revenues. Revenues from conferences, receptions, catering, meetings and other functions occurring in any conference, banquet or meeting rooms at the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals and telecommunications charges, shall be allocated between Sellers and Purchaser, based on when the function therein commenced, with (a) one-day functions commencing prior to the Time of Transfer being allocated to Seller; (b) one-day functions commencing after the Time of Transfer being allocated to Purchaser; and (c) multi-day functions being allocated between Sellers and Purchaser according to the number of days of the function occurring before the Time of Transfer and the number of days of the function occurring after the Time of Transfer.

(iii)	Taxes and Assessments. Real estate taxes, personal property taxes, taxes, special assessments and vault charges, if any, shall be apportioned as of the Closing Date on the basis of the fiscal period for which assessed. If any such taxes, assessments or charges which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same, shall be prorated as of the Closing Date as part of the post-closing adjustments conducted pursuant to Section 7.2.5.

(iv)	Utility Contracts. Telephone and communications contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service, with Sellers receiving a credit for all deposits, if any, made by the Company as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser. Where possible, cutoff readings will be secured for all utilities as of the Time of Transfer. To the extent they are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service and adjusted as necessary post-closing as contemplated in Section 7.2.5.

(v)	Contracts, Leases and Permit Fees. Any amounts prepaid or payable under any Property Contracts that are assumed by Purchaser shall be prorated at the Closing as of the Closing Date with Sellers obligated for all sums accrued prior to the Time of Transfer and Purchaser obligated for all sums accrued after the Time of Transfer. Purchaser shall receive a credit for the total value of any outstanding gift certificates, vouchers, coupons or other discounted or free services or accommodations. Any rents and other amounts prepaid, accrued or due and payable under the Leases, if any, shall be prorated as of the Time of Transfer between Sellers and Purchaser. The Purchaser shall receive a credit for all security deposits which are not on the books of the Company at Closing. Sellers shall receive a credit for any recurring fees for all Permits which have been paid by Sellers prior to the Closing and relate to the period from and after the Closing Date, and

Purchaser shall receive a credit for any such fees which have not been paid as of the Closing and relate to the period prior to the Closing Date. Any additional amounts not known at the Closing will be part of the post-closing adjustments contemplated in Section 7.2.5(d).

(vi)	Consumables, FF&E and Small Operating Equipment. There shall be no adjustment with respect to the Consumables, FF&E and Small Operating Equipment.

(vii)	Bookings. Purchaser shall receive a credit for advance payments, if any, under Bookings to the extent the Bookings relate to a period after the Time of Transfer, net of any commissions paid or incurred by the Company for such Bookings.

(viii)	Restaurants and Bars. Sellers shall close out the transactions in the restaurants and bars in the Property through the time of closing as of the Closing Date and shall retain all monies accrued as of the Closing Date and Purchaser shall be entitled to any monies accrued from the restaurants and bars thereafter.

(ix)	Petty Cash Funds and House Banks. Purchaser shall purchase from Sellers (or Sellers shall receive a credit therefor) all petty cash funds and cash in house banks at 100% of face value at the Time of Transfer. At the Time of Transfer, Sellers’ Representative shall, in the presence of a representative of Purchaser, perform, or cause to be performed, an accounting of all petty cash funds and cash in house banks. Vending machine monies, if any, will be removed and retained by Sellers as of the Time of Transfer.

(x)	Security Deposits. Purchaser shall be entitled to a credit for all Security Deposits held by Sellers as of the Time of Transfer which are not transferred to Purchaser.

(xi)	Employee Compensation. Purchaser shall receive a credit for all earned wages and benefits that any Hotel Employee is owed, as of the Closing Date.

(xii)	Trade Payables. Trade payables shall mean (for all purposes) under this Contract open accounts payable to trade vendors or suppliers of the Hotel and all related facilities. At Closing, Purchaser shall receive a credit for (i) all trade payables which have been invoiced and are due and owing as of the Closing. With respect to trade payables that are not yet due and payable as of the Closing but which have accrued or relate to that period on or prior to the Time of Transfer, Purchaser shall receive a credit against the Purchase Price in the amount of such payables as of the Closing and Purchaser shall be obligated to pay such payables if and to the extent it has received a credit from Sellers at Closing. Purchaser agrees to pay all trade payables from the Hotel which accrue and relate to that period after the Time of Transfer, including any payables for supplies ordered before Closing but delivered to the Hotel on or after the Closing Date.

(xiii)	Other. Such other items as are provided for in this Contract or as are normally prorated and adjusted in the sale of real property in or about Providence, Rhode Island or of a hotel.

(b)           Receivables. Sellers shall be entitled to receive one hundred percent (100%) of the amount of all receivables and Purchaser shall pay same over to Sellers within five (5) days after receipt following the Closing (other than Guest Ledger Receivables, which shall be prorated pursuant to Section 7.2.5(a)).

(c)          Preparation of Closing Statement. No later than two (2) Business Days prior to the Closing, Sellers’ Representative shall deliver to Purchaser a draft closing statement (the “Closing Statement”). The Closing Statement shall contain the Sellers’ estimate of the amounts of the items requiring the prorations and adjustments in this Contract. The amounts set forth on the Closing Statement shall be adjusted as of the Closing and shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing.

(d)         Post-Closing Adjustments. To the extent the exact amount of any adjustment item provided for in this Section 7.2.5 cannot be precisely determined on the Closing Date, the parties shall estimate the amount thereof, for purposes of computing the net amount due Sellers or Purchaser pursuant to this Section 7.2.5 and shall determine the exact amount thereof not later than one hundred twenty (120) days after the Closing Date or as soon thereafter as is reasonably practicable (with no time limit for any reproration of taxes).

7.3  Intentionally Omitted.

7.4  Closing Costs. Sellers shall pay one-half of the escrow fee charged by the Title Company, its share of the prorations as set forth in Section 7.2.5 hereof, documentary stamp tax associated with the transfer of the Interests, and its own attorney's fees. Purchaser shall pay the cost of the Survey, the premium for Purchaser’s owner’s policy of title insurance including the premium for any extended coverage or endorsements to Purchaser’s owner’s policy that Purchaser elects to purchase, the premium for any lender’s policy of title insurance as well as any endorsements to such lender’s policy, all inspections undertaken pursuant to ARTICLE 3 hereof, one-half of the escrow fee charged by the Title Company, all fees and charges for recording any other instruments other than any documents filed to remove a Title Objection to be filed or recorded at Closing, documentary stamp tax and intangible tax other than documentary stamp tax associated with the transfer of the Interests, (and any documents filed to remove a Title Objection) to be filed or recorded at Closing, its proportionate share of the prorations as set forth in Section 7.2.5 hereof, all sales tax associated with the transfer of any Personalty pursuant to this Agreement, and its own attorney's fees. Except as otherwise provided in this Section, all other expenses hereunder shall be paid by the party incurring such expenses unless local custom dictates otherwise. The provisions of this Section 7.4 shall survive the Closing.

7.5  Liquor License.

7.5.1      Purchaser or its designated manager (together, hereinafter “Operator”) shall, pursuant to all Applicable Laws, execute such forms, license applications and other documents as may be reasonably necessary for Operator to obtain a transfer of the existing Liquor Licenses or the issuance of new liquor and alcoholic beverage licenses (collectively, the “New Liquor Licenses”) necessary to operate any restaurants, bars, lounges and other liquor facilities presently located within the Improvements from and after the Closing Date.

7.5.2     Seller shall, in all cases, cooperate reasonably with Operator's execution and filing of all forms, applications and other documents necessary to cause the acquisition or transfer of the Liquor Licenses or New Liquor Licenses, as applicable, by or to Operator. Operator's attempts to obtain the transfer of the Liquor Licenses or issuance of the New Liquor Licenses shall, under no circumstances, diminish, prior to the Closing, the full force and effect of the Liquor Licenses presently maintained in the operation of the restaurants, bars, lounges and other liquor facilities presently located within the Improvements.

7.5.3      Purchaser shall be responsible for all third party fees and costs in connection with Sellers’ cooperation regarding the foregoing. At such time after Closing as the New Liquor Licenses are obtained, Existing Permittee or Seller, as applicable, will convey, at no additional cost, all alcoholic beverages to Operator by a conveyance document in form reasonably acceptable to Seller and Purchaser and in accordance with the requirements of all Applicable Laws. If it is anticipated that upon Closing Purchaser or Operator will not have received a new liquor license or a temporary liquor license permitting the continuation of the sale and consumption of alcoholic beverages at the Hotel after the Closing and an Interim Liquor Agreement is not permitted pursuant to Applicable Laws, then Purchaser shall have the one (1) time right to extend the initial Closing Date by a period not to exceed thirty (30) days, by delivering written notice to the Seller on or prior to the date that is three (3) days prior to the initial Closing Date of its election to exercise such extension right.

7.5.4      In no event shall a Seller be required to cause the Company to obtain any additional Liquor Licenses which such Existing Permitee does not possess at the time of Closing; provided, however, Sellers shall or shall cause the Existing Permitee to maintain in good standing any Liquor Licenses in effect as of the Effective Date.

7.5.5      This Section 7.5 shall survive the Closing.

7.6  Reserved.

7.7  Guest Baggage. On the Closing Date, all baggage and other property of registered guests in the Hotel on the Closing Date which has been checked with or left in the care of Sellers shall be inventoried, sealed, and tagged jointly by Sellers and Purchaser and transferred to the care of Purchaser.

7.8  Safe Deposit Boxes. On the Closing Date, Sellers shall deliver to Purchaser all keys or combinations to the safe deposit boxes at the Hotel, all receipts and agreements relating to the then current use or rental of such safe deposit boxes and a complete list of the name and room number of each depositor. On the Closing Date, Sellers shall send written notice to the registered parties who have safe deposit boxes, advising them of the sale of the Property to Purchaser and the procedures to be followed pursuant to this Section and requesting the removal and verification of the contents of the relevant safe deposit box or boxes within three (3) Business Days of the Closing Date. Safe deposit boxes of such depositors who have not responded to such written notice shall be listed at the end of such three (3) Business Day period. Said boxes shall be opened in the presence of representatives of Sellers and Purchaser and the contents thereof inventoried, sealed and tagged. Any such contents so inventoried, sealed and tagged and thereafter remaining in Purchaser's custody, and the contents of any unopened safe deposit boxes, shall be the sole responsibility of Purchaser and Purchaser hereby agrees to indemnify and hold Sellers harmless from and against any loss, cost, liability or damage arising in connection with such contents or lack of contents arising after the date that such contents are so inventoried, sealed and tagged. The provisions of this Section 7.8 shall survive the Closing.

ARTICLE 8

DAMAGE TO PROPERTY

8.1  Casualty; Condemnation. Sellers agree to give Purchaser prompt notice of any casualty affecting the Land, the Improvements or any material portion of the Personalty between the date hereof and the Closing Date or of any actual or threatened (in writing) taking or condemnation of all or any portion of the Land or the Improvements.

8.1.1      If prior to the Closing there shall occur:

(a)         damage to the Property caused by fire or other casualty which would cost an amount equal to three and one-half percent (3.5%) of the Purchase Price or more to repair or restore, as reasonably determined by Sellers (“Material Casualty”); or

(b)        the taking or condemnation of all or any portion of the Land and the Improvements (i) cause the Hotel to be in violation of any Applicable Law, including, without limitation, zoning laws and requirements, (ii) result in any permanent material reduction or restriction in access to the Land and Improvements, or (iii) have a materially adverse effect on the business as conducted prior to such taking (in Purchaser’s commercially reasonable discretion) (“Material Taking”);

then in any such event, Purchaser may at its option terminate this Contract by notice to Sellers within ten (10) days after Purchaser has received the notice referred to above or at the Closing, whichever is later. If Purchaser does not elect to terminate this Contract, then the Closing shall take place as provided herein without abatement of the Purchase Price, and Sellers shall assign to Purchaser at the Closing without recourse or warranty all interest of Sellers in and to any insurance proceeds or condemnation awards which may be payable to Sellers on account of any such occurrence and Purchaser shall receive as a credit against the Purchase Price the amount of any unpaid deductible applicable to such insurance proceeds (less any portion of the deductible that has been applied to covered losses).

8.1.2      If prior to the Closing there shall occur damage to the Property other than a Material Casualty, or a taking or condemnation other than a Material Taking, then in any such event, Purchaser shall have no right to terminate its obligations under this Contract, but there shall be assigned to Purchaser at Closing without recourse or warranty all interest of Sellers in and to any insurance proceeds or condemnation awards which may be payable to Sellers on account of any such occurrence and Purchaser shall receive as a credit against the Purchase Price the amount of any unpaid deductible applicable to such insurance proceeds (less any portion of the deductible that has been applied to covered losses).

ARTICLE 9

INTERIM AND POST-CLOSING RESPONSIBILITIES

9.1  Interim Responsibilities.

9.1.1      Management of the Property. Sellers agree that during the period between the Effective Date and the Closing Date:

(a)         Sellers shall cause the Property to be operated, managed and maintained in the manner which is substantially similar to the manner it has been operated and maintained during the twelve (12) month period prior to the Effective Date, so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Effective Date;

(b)         Sellers will cause the Company to maintain property and liability insurance coverage in the ordinary course of the Company’s business with respect to the Property from the date hereof through the Closing Date or earlier termination of this Contract;

(c)          promptly notify Purchaser within five (5) Business Days of receipt by Seller, of (x) any notice of any violations of zoning, building, fire, health environmental or other Applicable Laws relating or referring to the Company, the Hotel or any improvements thereon, (y) of any written claim or notice of dispute relating to or affecting the Company or the Hotel, and (z) any written notice of default received by the Company under any Lease or other third party contract following the Effective Date;

(d)          cause the Company to renew all Permits;

(e)         Sellers will not permit the Company to grant any lien or cause any instrument to be recorded that would further encumber the Property in any manner, other than memoranda of lease and/or subordination, non-disturbance and attornment agreements with respect to Leases entered into in accordance with the terms hereof or liens or encumbrances to be discharged as of the Closing Date;

(f)          Following the end of the Inspection Period until the Closing Date or earlier termination of this Agreement, without the prior written consent of Purchaser, Sellers shall not (x) enter into any third party contracts, equipment leases or other material agreements affecting the Company or the Property, or (y) amend, modify, terminate or accept the surrender of any existing tenancies pursuant to any Lease; provided, however, that during the Inspection Period, Sellers shall promptly notify Purchaser of any such contract, agreement or tenancy that is entered into or modified as described in (x) or (y), and deliver to Purchaser copies of all documents executed in connection therewith.

(g)          Sellers shall deliver a notice of termination with respect to the Contracts with respect to the Company and the Property except the Assumed Contracts. All termination fees and any other costs and expenses relating to such termination shall be the responsibility solely of Sellers, and Purchaser shall not have any responsibility or liability therefor; and

ARTICLE 10

REMEDIES

10.1          Sellers’ Remedies. In the event Purchaser fails to perform its obligations pursuant to this Contract before Closing for any reason except (a) failure by Sellers to perform any of its obligations hereunder or (b) the termination of this Contract by Sellers or Purchaser pursuant to the terms hereof, Sellers shall be entitled as its sole and exclusive remedy hereunder to terminate this Contract by written notice to Purchaser and recover the Earnest Money as liquidated damages and not as a penalty, in full satisfaction of claims against Purchaser hereunder, and the Title Company shall immediately pay the Earnest Money to Sellers, and the parties shall have no further rights or obligations under this Contract, except those which expressly survive such termination. Sellers and Purchaser agree that Sellers’ damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain.

10.2          Purchaser's Remedies. Except as otherwise provided in Section 6.1.5, in the event Sellers fails to perform its obligations pursuant to this Contract for any reason except (a) failure by Purchaser to perform hereunder or (b) a termination of this Contract by Sellers or Purchaser pursuant to the terms hereof, Purchaser may, as its sole remedy, either terminate this Contract by giving Sellers timely written notice of such election prior to or at Closing or enforce specific performance of this Contract against Sellers provided that such action is commenced within thirty (30) days of the scheduled Closing Date. In the event Purchaser elects to terminate this Contract pursuant to this Section 10.2, the Earnest Money shall be returned to Purchaser, Sellers shall promptly reimburse Purchaser for Purchaser’s thirty-party costs and expenses related to the transaction contemplated by this Contract, in an amount not to exceed $75,000.00 in the aggregate (“Purchaser’s Due Diligence Costs”), and thereafter the parties shall have no further rights or obligations under this Contract, except those which expressly survive such termination.

10.3          Attorney's Fees. In the event either party hereto is required to employ an attorney because of the other party's default, the defaulting party shall pay the nondefaulting party's reasonable attorney's fees incurred in the enforcement of this Contract; it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit. The terms of this Section shall survive the Closing.

10.4          Disposition of Earnest Money. In the event of a termination of this Contract by either Sellers or Purchaser, the Title Company is authorized to deliver the Earnest Money to the party entitled to same pursuant to the terms hereof on or before the tenth (10th) day following receipt by the Title Company and the nonterminating party of written notice of such termination from the terminating party, unless the other party hereto notifies the Title Company that it disputes the right of the other party to receive the Earnest Money prior to the expiration of such ten (10) day period; provided, however, in the event Purchaser delivers a Termination Notice in accordance with Section 3.3 hereof, the Title Company shall immediately return the Earnest Money to Purchaser in accordance with Section 3.3. In such event the Title Company shall have the right to hold such funds until it receives further mutual direction from Sellers and Purchaser or to interplead the Earnest Money into a court of competent jurisdiction in the county in which the Property is located. All attorneys' fees and costs and expenses of the Title Company incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money in the event that such Earnest Money is interplead or otherwise pursuant to a court order or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

10.5          Following Closing.

10.5.1    Indemnification by Sellers. Following the Closing, Sellers shall indemnify and hold Purchaser and Purchaser’s Indemnified Parties harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party (“Costs”) in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (i) claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof which occurs prior to the Closing, and (ii) the business or operation of the Hotel at any time during Sellers’ ownership of the Company; provided, however, that this indemnity shall expressly exclude all liabilities with respect to the physical condition of the Property, subject to Sections 5.4, 5.5 and 5.6.

10.5.2    Indemnification by Purchaser. Following the Closing, Purchaser shall indemnify and hold Sellers and Sellers’ Indemnified Parties harmless from any and all Costs in connection with Losses arising out of, or in any way relating the business or operation of the Property from and after Closing, such obligations to survive Closing, subject to the Survival Period. Notwithstanding the foregoing, in no event shall Purchaser have any obligations under this Section 10.5.2 or otherwise to indemnify or defend Sellers’ Indemnified Parties from, against and with respect to liabilities arising from any claims arising prior to the Closing in connection with the violation of Environmental Laws and any claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing (whether as a result of any violation of Environmental Laws or otherwise).

10.5.3    Survival. This Section 10.5 shall survive the Closing.

ARTICLE 11

MISCELLANEOUS

11.1         Entire Contract. This Contract contains the entire agreement of the parties hereto and supersedes and replaces any letter of intent or term sheet between the parties, which the parties hereby agree is null and void and of no further force or effect. There are no other agreements, oral or written, and this Contract can be amended only by written agreement signed by the party against whom enforcement is sought, and by reference made a part hereof.

11.2         Binding. This Contract, and the terms, covenants, and conditions herein contained, shall be covenants running with the Land and shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Contract without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more Affiliates to take title to all or any portion the Property or assign all or any portion of this Contract to one or more Affiliates without Sellers’ consent, upon written notice to Sellers no later than five (5) days prior to the Closing Date, but Purchaser shall remain jointly and severally liable following any such assignment for all pre-Closing obligations of “Purchaser” hereunder and such assignee(s) shall assume Buyer’s rights and obligations under this Contract.

11.3          Notice. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Contract to be made or accepted by either party must be in writing. Notice may, unless otherwise provided herein, be (i) delivered by hand with receipt; (ii) sent by recognized overnight delivery service; (iii) sent by certified or registered mail, postage prepaid, with return receipt requested or (iv) by electronic mail or facsimile transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section. For the purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

Purchaser:	c/o The Procaccianti Group
1140 Reservoir Avenue
Cranston, RI 02920
Attention: Ggregory D. Vickowski
Facsimile: 401-943-6320
Email: gvick@procaccianti.com

with a copy to:	Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019-9601
Attention: Jeffrey J. Temple, Esq.
Facsimile: (212) 468-7900
Email: jtemple@mofo.com

and with a copy to:	The Procaccianti Group
1140 Reservoir Avenue
Cranston, RI 02920
Attention: Ron Hadar
Facsimile: 401-943-6320
Email: rhadar@procaccianti.com

Sellers:	to the address set forth beneath such Seller’s name on the signature page below

with a copy to:	The Procaccianti Group
1140 Reservoir Avenue
Cranston, RI 02920
Attention: Peter Ziegler
Facsimile: 401-943-6320
Email: pziegler@procaccianti.com

with a copy to:	Greenberg Traurig, LLP
One International Place – Suite 2000
Boston, MA 02110
Attention: James P. Redding, Esq.
Facsimile: 617-897-0961
Email: reddingj@gtlaw.com

The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other party. Notices may be given by attorneys on behalf of the party whom they represent. Notices shall be deemed to be effective upon receipt (which a print-out confirmation shall be deemed to satisfy in the case of notices given by facsimile or electronic confirmation of delivery generated by sender’s computer or device shall be deemed to satisfy in case of notices given by e-mail) or refusal of the addressee to accept delivery.

11.4          Reporting Person. Purchaser and Sellers hereby designate Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

11.5          Time. Time is of the essence in all things pertaining to the performance of this Contract.

11.6          Governing Law. This Contract shall be construed in accordance with the laws of the State where the Land is situated.

11.7          Currency. All dollar amounts are expressed in United States currency.

11.8          Section Headings. The section headings contained in this Contract are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

11.9          No Survival of Obligations. Except as otherwise expressly otherwise provided herein, the terms, conditions, warranties, representations, obligations and rights set forth herein shall not survive Closing.

11.10       Business Days. If the date for the performance of any obligation, or the giving of any notice, by Sellers or Purchaser hereunder falls upon a day other than a Business Day, then the time for such performance or the giving of such notice shall be extended until the next Business Day.

11.11       Irrevocable Option. To the extent that this Contract is ever construed as an option agreement, Sellers and Purchaser hereby acknowledge that independent consideration for such option in the sum of $10.00 has been (or will upon demand, be) paid to Sellers by Purchaser, and based on such consideration and the mutual covenants of Sellers and Purchaser contained herein, Sellers hereby agrees that any such option granted Purchaser is irrevocable, and Sellers shall not terminate said option without the prior written consent of Purchaser, except to the extent that termination may be expressly provided for herein.

11.12       No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Contract or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Contract or memorandum hereof by Purchaser without the prior written consent of Sellers shall constitute a default hereunder by Purchaser, whereupon this Contract shall, at the option of Seller, terminate and be of no further force and effect and all Earnest Money deposited hereunder shall be immediately delivered to the Seller, whereupon the parties shall have no further duties or obligations one to the other.

11.13       Reserved.

11.14      Waiver of Trial By Jury. Sellers and Purchaser hereby waives trial by jury in any action arising out of matters related to this Contract, which waiver is informed and voluntary.

11.15      No Waiver. Failure by any party to enforce against any other party any term or provision of this Contract shall not waive such party's right to enforce against any other party the same or any other term or provision. No waiver by any party hereto of any condition hereunder for its benefit shall constitute a waiver of any other or further right, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or any other rights. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or subsequent breach hereof. No extensions of time for the performance of any obligations shall be deemed or construed as an extension of time for the performance of any other obligation.

11.16      Counterparts. This Contract may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Signatures transmitted via facsimile and/or electronic mail shall be deemed originals.

11.17      Further Assurances. The parties agree to execute such instructions to the Title Company and such other instruments or to do such further acts as may be reasonably necessary to carry out the provisions of this Contract; provided, however, that no party shall be obligated to provide such other instruments and to do such further acts that would materially increase such party’s liabilities hereunder or materially decrease such party’s rights hereunder. The provisions of this section shall survive the Closing.

ARTICLE 12

REAL ESTATE COMMISSIONS

12.1          Commissions. Sellers and Purchaser each hereby severally represents to the other party hereto that it has not contacted or worked with any agent, broker or other similar party with respect to the transactions contemplated by this Contract.

12.2          Sellers hereby agrees to indemnify and hold Purchaser harmless from the claims of any agent, broker or other similar party claiming by, through or under Sellers with respect to the transactions contemplated by this Contract and this indemnification shall survive the Closing. Purchaser hereby agrees to indemnify and hold Sellers harmless from the claims of any agent, broker or other similar party claiming by, through or under Purchaser with respect to the transactions contemplated by this Contract other than the Broker, and this indemnification shall survive the Closing or earlier termination of this Contract.

12.3          Marketing. During the pendency of this Contract, Sellers shall cease (and cause to be ceased) all efforts to market the Property and shall not solicit (or cause to be solicited) offers for the purchase of the Property.

ARTICLE 13

ESCROW PROVISIONS

13.1          By executing the joinder hereto, Title Company agrees to hold the Earnest Money pursuant to the provisions of Article 2 and upon the following terms:

13.1.1    The Title Company shall have no duties or responsibilities other than those expressly set forth herein. The Title Company shall have no duty to enforce any obligation of any person to make any payment or delivery or to enforce any obligation of any person to perform any other act. The Title Company shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto (other than the Title Company) or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for amendments to this Contract hereinafter referred to and except for joint instructions given to the Title Company by Sellers and Purchaser relating to the Earnest Money, Title Company shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

13.1.2    In its capacity as escrow agent, the Title Company shall not be responsible for the genuineness or validity of any security, instrument, document or item deposited with it and shall have no responsibility other than to faithfully follow the instructions contained herein, and it is fully protected in acting in accordance with any written instrument given to it hereunder by any of the parties hereto and reasonably believed by the Title Company to have been signed by the proper person, except that Title Company shall act in accordance with Section 10.4 in connection with the disposition of the Earnest Money. The Title Company may assume that any person purporting to give any notice hereunder has been duly authorized to do so. The Title Company is acting as a stakeholder only with respect to the Earnest Money. Promptly after the receipt by the Title Company of (a) notice of any demand by either party claiming that it is entitled to the Earnest Money or (b) any other claim or the commencement of any action, suit or proceeding by either party, the Title Company shall, if a claim in respect thereof is to be made against any of the other parties hereto, send a copy of such notice to the other party and inform the other party of such claim; but the failure by the Title Company to give such notice shall not relieve any party from any liability which such party may have to the Title Company hereunder. In the event that, prior to the expiration of the Inspection Period, the Title Company receives a copy of a Termination Notice from Purchaser, the Title Company shall, by not later than the second (2nd) Business Day following receipt of Purchaser’s request, return the Initial Deposit (unless Purchaser and Sellers advise you in writing otherwise) held by you to Purchaser regardless of any instruction to the contrary from Seller.

13.1.3    It is understood and agreed that the duties of the Title Company are purely ministerial in nature. The Title Company shall not be liable to the other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, except for acts of willful misconduct or gross negligence. Except with respect to the disposition of the Earnest Money pursuant to Section 10.4, the Title Company may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Title Company), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Title Company to be genuine and to be signed or presented by the proper person or persons. The Title Company shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Contract or any of the terms hereof, unless evidenced by a final judgment or decree of a court of competent jurisdiction in the State of New York, or a Federal court in such jurisdiction or a writing delivered to the Title Company signed by the proper party or parties (subject to Section 10.4) and, if the duties or rights of the Title Company are affected, unless it shall give its prior written consent thereto.

13.1.4    The Title Company shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Title Company does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, in reliance upon such assumption.

13.1.5    Except in connection with the Title Company’s willful misconduct or gross negligence, the Title Company shall be indemnified and held harmless jointly and severally by the other parties hereto from and against any and all expenses or loss suffered by the Title Company (as escrow agent), including reasonable attorneys’ fees, in connection with any action, suit or other proceeding involving any claim, which arises out of or relates to this Contract, the services of the Title Company hereunder or the monies held by it hereunder.

13.1.6    From time to time on and after the date hereof, Sellers and Purchaser shall deliver or cause to be delivered to the Title Company such further documents and instruments and shall do and cause to be done such further acts as the Title Company shall reasonably request (it being understood that the Title Company shall have no obligation to make any such request except as reasonably required herein) to carry out more effectively the provisions and purposes of this Contract, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

13.1.7    The Title Company may resign at any time as the escrow agent hereunder upon giving five (5) days’ prior written notice to that effect to both Sellers and Purchaser. In such event, the successor escrow agent shall be a nationally recognized title insurance company or other person acceptable to both Sellers and Purchaser. Such party that will no longer be serving as escrow agent shall deliver, against receipt, to such successor escrow agent, the Earnest Money held by such party, to be held by such successor escrow agent pursuant to the terms and provisions of this Contract. If no such successor has been designated on or before such party ceases to be escrow agent hereunder, whether by resignation or otherwise, its obligations as escrow agent shall continue until such successor is appointed, provided, however, its sole obligation thereafter shall be to safely keep all monies then held by it and to deliver the same to the person, firm or corporation designated as its successor or until directed by a final order or judgment of a court of competent jurisdiction or upon mutual direction of Purchaser and Seller, whereupon the Title Company shall make disposition thereof in accordance with such order; provided further, however, that the Title Company, in such event, shall deliver the Earnest Money against receipt, to any bank or trust company or title insurance company mutually designated by the Purchaser and Seller. If no successor escrow agent is designated and qualified within five (5) days after its resignation is effective, such party that will no longer be serving as escrow agent may apply to any court of competent jurisdiction for the appointment of a successor escrow agent.

ARTICLE 14

DEFINITIONS

As used in this Contract, the following terms shall have the respective meanings ascribed to them

14.1          Affiliate or affiliate shall mean, with reference to a Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, (b) any officer, director or partner of such Person, or (c) any company of which such Person is an officer, director or partner. For the purposes hereof, the term “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

14.2          Applicable Laws shall mean any and all presently existing and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority applicable to the Property.

14.3          Bookings shall mean all contracts or reservations for the use of guest rooms, banquet facilities, restaurants or meeting rooms or any other space in the Hotel.

14.4          Business Day shall mean Monday through Friday excluding Saturday, Sunday or any other day on which national banks in Providence, Rhode Island are not open for business.

14.5          Consumables shall mean all unused food and beverages (including, subject to Section 7.5, all liquor, wine, beer, and other spirits), contents of all vending machines, all unused engineering, maintenance and housekeeping supplies, including soap, cleaning materials, and other materials, all unused stationery, brochures, advertising materials and other printed items, and all other unused supplies of all kinds which are held in storage and available for use in connection with the maintenance and operation of the Hotel and which have a useful life which extends beyond the Closing Date (collectively, the “Consumables”;

14.6          Data Rules shall mean any federal, state or local law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, with respect to the collection, storage, use, processing and transfer of Personal Information in any way, including data protection laws, privacy laws, laws regulating marketing communications and/or electronic communications, information security regulations, security breach notification rules, including without limitation, PCI DDS, as well as any requirement, term or condition contained in any agreement affecting Seller, Manger or the Hotel.

14.7          Effective Date shall mean the date on which this Contract has been executed and delivered by all parties hereto.

14.8          Environmental Laws means any and all federal, state, county and local statutes, laws, regulations and binding rules in effect on the Effective Date relating to the protection of the environment or to the use, transportation and disposal of Hazardous Materials.

14.9          Existing Mortgage Loan means that certain mortgage loan in the original amount of $13,135,000 to the Company from East Boston Savings Bank dated as of May 27, 2015.

14.10      FF&E shall mean all fixtures, furniture, furnishings, fittings, vehicles, equipment, machinery, apparatus, appliances and other articles of personal property located or to be located at the Improvements and used or usable in connection with the Hotel Business, excluding (i) Consumables, (ii) Small Operating Equipment, (iii) equipment leased by Sellers or provided to Sellers pursuant to a Property Contract and not owned by Seller, or (iv) property owned or leased by tenants, guests, employees or persons furnishing goods or services to the Hotel.

14.11      Franchise Agreement means that certain Marriott Hotel Relicense Agreement, dated as of May 3, 2007, by and between Marriott International, Inc. and Seller, as amended, restated, supplemented, extended or otherwise modified from time to time.

14.12      Governmental Authority shall mean the United States, the state, the county, the city, or any other political subdivision in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the Property.

14.13      Guest Ledger Receivables means amounts, including, without limitation, room charges, telephone charges, parking garage charges, food, beverage and entertainment revenue, and all other fees in connection with any services provided at the Hotel accrued or accruable to the accounts of the guests occupying rooms in the Hotel, whether as transient guests or otherwise, as of the Time of Transfer.

14.14      Hazardous Material shall mean any substance:

(a)         the presence of which requires investigation or remediation under any statute, regulation, ordinance, order or policy of a Governmental Authority; or

(b)          which is defined as a “hazardous waste,” “hazardous substance,” pollutant, or contaminant under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.).

14.15      Hotel means the hotel located on and operating at the Property as of the Effective Date.

14.16      Hotel Business means the business relating to the operation and management of the Hotel.

14.17      Hotel Employees means all individuals employed in regular full-time, regular part-time, temporary and on-call job positions at the Hotel at the time in question, and specifically excluding any independent contractors.

14.18      Improvements shall mean all of the buildings and other structures and improvements situated on the Land, and all mechanical, heating, air conditioning, plumbing, electrical and ventilating systems and all other fixtures and equipment servicing the Land and which constitute real property under applicable Laws.

14.19      Inspection Period means the period of time commencing on the Effective Date and terminating at 6:00 pm (Eastern Standard Time) on February 12, 2020.

14.20      Intangible Hotel Assets all electronic files, data and information, software licenses, internet domain names, URLs and websites, telephone and facsimile numbers listing in directories, customer and supplier lists and files, including, without limitation, all guest or customer profiles, contact information, histories, preferences and any other guest or customer information, credit records, labels, promotional literature, security codes, goodwill of Sellers related to the Hotel, contract rights, leases, concessions, trademarks, servicemarks, logos, names of hotel restaurants and other food and beverage outlets or other identifying symbols used in connection with the Hotel, transferable Permits (as hereinafter defined), including the Liquor License, all assignable warranties and guaranties, if any, relating to the Land, Improvements or Personalty (collectively, the “Warranties”), rights to apply for any tax credits in connection with the Hotel or the Land or Improvements, signage rights, utility and development rights and privileges, technology and technical information, employee records and information, reservation system software and other items of intangible personal property relating to the ownership or operation of the Hotel and owned by Sellers whether on paper, electronic format, DVD or CD-Rom, but excluding the Excluded Property.

14.21      Land means all of the land located in Providence, and more particularly described in Exhibit A attached hereto and incorporated herein for all purposes, together with (i) all strips or gores, if any, between the Land and abutting properties, whether owned or claimed by deed, limitations or otherwise, and whether or not they are located inside or outside of the boundaries of the Land, (ii) any land lying in or under the bed of any highway, avenue, street, road, alley, easement or right-of-way, open or proposed, in, on, across, abutting or adjacent to the Land, to the center line thereof, and (iii) all easements in or upon the Land and all other rights and appurtenances belonging or in anywise pertaining to the Land or the Improvements.

14.22      Leases means those leases set forth on Schedule 5.1.12 annexed hereto.

14.23      Liquor License means any alcoholic beverage licenses issued in connection with the operation of the Property.

14.24      Management Agreement that certain Hotel Management Agreement by and between the Company and Manager dated December 28, 1995 as amended February 27, 2007 and February 27, 2017.

14.25      Manager shall mean Lenox Hotels, Inc., a Rhode Island corporation.

14.26      PCI DDS shall mean the Payment Card Industry and Data Security Standard(s), as each may be amended from time to time.

14.27      Permitted Exceptions shall mean All (i) real estate taxes not due and payable as of the Closing Date, (ii) Title Exceptions disclosed in the Title Commitment and all matters disclosed on the Survey, that are not objected to by Purchaser in any Title Objection, or are otherwise deemed Permitted Exceptions pursuant to the terms of this Agreement, (iii) all Leases, (iv) the exceptions and exclusions customarily contained in pre-printed title policy jackets in the state in which the Property is located unless, and then only to the extent that, the same can be deleted from the title policy jacket upon Seller’s delivery of customary seller’s title affidavit, (v) all liens and encumbrances created by Purchaser or its agents or consultants, (vi) any supplemental taxes, if any, assessed following the sale of the Real Property and the Improvements to Purchaser on the Closing Date, (vii) all equipment leases and security interests recorded in connection with the assumed contracts, (viii) right, interest or claim that may exist, arise or be asserted against the title to the Land or Improvements under or pursuant to the Perishable Agricultural Commodities Act of 1930, as amended, 7 USC 499a et seq., the Packers and Stockyard Act of 1921, as amended, 7 USC 181 et seq., or any similar state laws, (ix) guests of the Hotel in the ordinary course of business, (x) governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Land or Improvement or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended, and (xi) any other items created in accordance with the terms of this Agreement.

14.28      Personalty shall mean the Consumables; the FF&E and the Small Operating Equipment.

14.29      Personal Information means (a) any personally identifiable information of any individual or payment cardholder, including without limitation, name, address, account number, bank account information, social security number, driver’s license number, email addresses, passwords, log-ins and other non-public personal financial information or room preference, or that otherwise can be used (alone or when combined with other information in Sellers or Manager’s control) to identify, locate or contact an individual and (b) any similar information that relates to a payment card authorized by or bearing the logo of a member of the Payment Card Industry (“PCI”) Security Standards Council (the “PCI SSC”) or any similar organization. Personal Information can be in any media or format, including computerized or electronic records as well as paper-based files.

14.30      Person shall mean any individual, partnership, limited liability company, corporation, trust or other entity.

14.31      Property Contracts shall mean all written service, supply and maintenance contracts and written leases of personal property relating to the maintenance, ownership, use, possession or operation of the Land, Improvements or Personalty, but excluding the Management Agreement and Franchise Agreement.

14.32      Purchaser Indemnified Parties means Purchaser and its Affiliates, and each of their respective shareholders, directors, officers, members, partners, trustees, employees and agents, and the successors, assigns, heirs and legal representatives of each of the foregoing.

14.33      Security Breach means any unauthorized use, disclosure, modification or access of Personal Information.

14.34      Small Operating Equipment all china, glassware, stemware, bath mats, bath rugs, shower curtains, tools, linens, towels, uniforms, bedding, silverware and other serving utensils, telephones, televisions, cable equipment, computers and any other equipment, goods, utensils, supplies or reserve stock owned by Seller, located in the Hotel or at the Improvements and used or held in reserve or storage for future use in connection with the maintenance and operation of the Hotel, excluding the Consumables and the FF&E.

14.35      Time of Transfer means 12:01 a.m. eastern time on the Closing Date.

14.36      Uniform System of Accounts shall mean the Uniform System of Accounts for the Lodging Industry used by the Company in preparing the books and records of the Hotel.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, this Contract has been duly executed in multiple counterparts (each of which is to be deemed original for all purposes) by the parties hereto.

SELLERS:

TPG DP JV, LLC,
a Delaware limited liability company

By:	/s/ Elizabeth A. Procaccianti
Name:	Elizabeth A. Procaccianti
Title:	Manager
Address:

ETJ Gano Holdings, Inc.
a Rhode Island corporation

By:	/s/ Elizabeth A. Procaccianti
Name:	Elizabeth A. Procaccianti
Title:	President
Address:

PRJA Gano Holdings, LLC,
a Delaware limited liability company

By:	/s/ Elizabeth A. Procaccianti
Name:	Elizabeth A. Procaccianti
Title:	Manager
Address:

EHI Gano Holdings, Inc.
a Rhode Island corporation

By:	/s/ Elizabeth A. Procaccianti
Name:	Elizabeth A. Procaccianti
Title:	President
Address:

[signatures continue on following page]

PURCHASER:

THE PROCACCIANTI GROUP, LLC,
a Rhode Island limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Manager

JOINDER BY TITLE COMPANY

The undersigned, referred to in the foregoing Contract as the “Title Company,” hereby acknowledges receipt of a fully executed copy (or executed counterparts) of the foregoing Contract on this 14th day of January, 2020, and accepts the obligations of the Title Company as set forth therein. Upon receipt, the Title Company hereby agrees to hold the Earnest Money as directed in this Contract and to distribute the Earnest Money in accordance with the terms and provisions of the Contract.

FIRST AMERICAN TITLE INSURANCE COMPANY

	By:	/s/ Mark Krivelevich
	Name:	Mark Krivelevich
	Title:	Associate Underwriter

Address:	110 East 42nd street,
New York, NY 10017

JOINDER

The undersigned, in consideration of being an affiliate of Sellers and therefore having a financial interest, hereby covenants and agrees that, for the duration of the Survival Period (and, if a proceeding is commenced by Purchaser within the time limits required under Section 5.4 of this Agreement, during the pendency of such proceeding if longer), it shall cause Sellers to have capital in an amount not less than the Liability Cap (or the amount of damages claimed by Purchaser if such amount is less than the Liability Cap after the expiration of the Survival Period). This Joinder shall survive the Closing.

TPG DP JV, LLC, a Delaware limited liability company

By:	/s/ Elizabeth A. Procaccianti
Name:	Elizabeth A. Procaccianti
Title:	Manager

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Description of Land
Exhibit B	Non-Imputation Endorsement
Exhibit C	Non-Foreign Affidavit
Exhibit D	Buyer’s Equity Ownership Endorsement
Schedule 2.2	Allocation
Schedule 5.1.4	Environmental Law Violations
Schedule 5.1.5	Litigation
Schedule 5.1.12	Leases
Schedule 5.1.13	Property Contracts
Schedule 5.1.14	Permits

EXHIBIT A

Legal Description

The Land referred to herein below is situated in the County of Providence, State of Rhode Island, and is described as follows:

That certain tract or parcel of land, together with all buildings and improvements thereon, located westerly of India Street and Tockworton Street, in the City of Providence, County of Providence, State of Rhode Island, being bounded and described as follows:

Beginning at a point in the terminus of India Street, said point, being the most southwesterly corner of the herein described parcel;

thence running in a northwesterly direction, by and with land now or formerly of the State of Rhode Island, a distance of 199.16 feet to a corner, said corner being the most southwesterly corner of the herein described parcel;

thence turning an interior angle of 106° 04' 16" and running in a northerly direction, by and with the aforementioned State of Rhode Island land, a distance of 148.27 feet to a corner, said corner being the most northwesterly corner of the herein described parcel;

thence turning an interior angle of 126° 47' 47" and running in a northeasterly direction, by and with the southerly State Freeway Line of Route 195. a distance of 31.22 feet to a point;

thence turning an interior angle of 139° 01' 22" and running in an easterly direction. by and with the aforementioned State Freeway Line of Route 195, a distance of 91.64 feet to a point;

thence turning an interior angle of 348° 01' 18" and running in a northeasterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 44.34 feet to a point;

thence turning an interior angle of 22° 46' 24" and running in a northeasterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 64.59 feet to a point;

thence turning an interior angle of 157° 13' 36" and running in a southeasterly direction. by and with the aforementioned State Freeway Line of Route 195. a distance of 117.70 feet to a corner, said corner being the most northeasterly corner of the herein described parcel;

thence turning an interior angle of 90° 00' 00" and running in a southwesterly direction. by and with the terminus of Tockwotton Street, a distance of 25.00 feet to a corner, said corner being the southwesterly corner of Tockwotton Street;

thence turning an Interior angle of 179° 38' 45" and continuing in a southwesterly direction, by and with land now or formerly of Brown University, a distance of 161.01 feet to a corner, said corner being the most southwesterly corner of said Brown University land;

thence turning an interior angle of 180° 26' 00" and continuing in a southwesterly direction, by and with the previously mentioned terminus of India Street, a distance of 25.08 feet to the point and place of beginning;

The last course making an angle of 90° 00' 00" with the first herein described course.

Continuing by calculation, 44,145 square feet of land.

And

Beginning at a point 126.109 feet right of station 108+21.80 of the Interstate 195 Centerline;

Thence, S05°16'22"E along the former freeway line, a distance of 149.15 feet to a point 274.230 feet right of station 108+04.29;

Thence, S79°12'06"E, along the former freeway line, a distance of 199.16 feet to a point 346.104 feet right of station 110+21.04;

Thence, S10°53'32"W, along the former freeway line, a distance of 26.23 feet to a point 371.103 feet right of station 110+10.64;

Thence, N80°11'14"W, along the new freeway line, a distance of 146.26 feet to a point 321.231 feet right of station 110+41.89;

Thence, N74°24'50"W, along the new freeway line, a distance of 39.55 feet to a point 302.908 feet right of station 108+06.84;

Thence, N59°50'10"W, along the new freeway line, a distance of 28.26 feet to a point 283.931 feet right of station 107+85.90;

Thence, N42°28'23"W, along the new freeway line, a distance of 10.75 feet to a point 274.661 feet right of station 107+80.44;

Thence, N14°46'22"W, along the new freeway line, a distance of 10.61 feet to a point 264.067 feet right of station 107+79.93;

Thence, N05°11'07"W, along the new freeway line, a distance of 124.00 feet to a point 140.947 feet right of station 107+94.68;

Thence, N49°18'14"E, along the new freeway line, a distance of 30.92 feet to the point of beginning.

The herein described parcel is delineated as Parcel A on Rhode Island Highway Plat No. 2869 and contains 9,227 square feet of land more or less.

And

Beginning at a point 113.352 feet right of station 109+02.94 of the Interstate I95 Centerline;

Thence, S76°56'05"E along the former freeway line, a distance of 41.08 feet to a point 129.594 feet right of station 109+43.94;

Thence, N89°43'06"W, along the former freeway line, a distance of 91.66 feet to a point 111.466 feet right of station 108+48.57;

Thence, N80°17'31"E, along the new freeway line, a distance of 52.39 feet to the point of beginning.

The herein described parcel is delineated as Parcel B on Rhode Island Highway Plat No. 2869 and contains 417 square feet of land more or less.

Being the same property conveyed to Gano Holdings, LLC from Fordson Associates I, L.P. by Warranty Deed dated February 29, 1997 and recorded March 7, 1997 in book 3508, Page 187, also acquired title from State of Rhode Island and Providence Plantations by Bargain and Sale Deed, dated September 18, 2015 and recorded November 23, 2015 in book 11266, Page 315.

EXHIBIT B

Non-Imputation Endorsement

[to be attached prior to end of Inspection Period]

B-1

EXHIBIT C

Non-Foreign Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee, _______________, a ____________ (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by [________] (“Transferor”), and with the knowledge that the Transferee will rely upon the following statements, the undersigned hereby certifies the following on behalf of Transferor.

1.       Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.       Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii);

3.       Transferor's U.S. employer identification number is _____________; and

4.       Transferor's office address is ___________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

SELLER

[], a [] limited liability company

By:
Name:
Title:

Source CFR, Section 1.1445-2T(b)(2)(iii)(B)

C-1

EXHIBIT D

Buyer’s Equity Ownership Endorsement

[to be provided prior to end of the Inspection Period]

D-1

Schedule 5.1.3

Environmental Laws Violations

[see attached]

 Schedule 5.1.5

Litigation

[see attached]

Schedule 5.1.12

Leases

[see attached]

Schedule 5.1.3

Property Contracts

[see attached]

Schedule 5.1.14

Permits

[see attached]